Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release is made and entered into between JOHN B. NANO ("Nano") and COMPETITIVE TECHNOLOGIES, INC. ("CTT").

WHEREAS, in or around September 13, 2010, Nano filed a demand for arbitration with the American Arbitration Association (#12 166 00544 10) asserting claims of breach of contract against CTT; and on or about August 15, 2011, the arbitrator issued an Award in favor of Nano, which Award was corrected by the arbitrator on or about September 1, 2011; and on or about December 19, 2011 Nano filed an Application to Modify Order Pendente Lite; and on or about January 12, 2012 the Connecticut Superior Court issued a judgment confirming the arbitrator's Award and denying CTT's motion to vacate the arbitrator's Award;

WHEREAS, Nano and CTT desire to settle fully and finally all differences between them, including but not limited to all claims either has or had against the other;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound, Nano and CTT hereby agree as follows:

1. Upon execution of this agreement and by the dates set forth below, CTT shall pay to Nano a settlement sum totaling $775,000.00, delivered in the forms described below to his attorney, Ethan Levin-Epstein, Esq., Garrison, Levin-Epstein, Chimes, Richardson & Fitzgerald

P.C., 405 Orange Street, New Haven, CT 06511:

(a)

by bank wire transfer to be received no later than 12:00 p.m. (Noon) on

January 27, 2012, the amount of $491,666.67 made payable to "Garrison, Levin-Epstein, Chimes Richardson & Fitzgerald, P.C., Trustee for John B. Nano."

by bank wire transfer to be received no later than 12:00 p.m. (Noon) on January 27, 2012, the amount of $258,333.33 made payable to "Garrison, Levin-Epstein, Chimes Richardson & Fitzgerald, P.C. 1

(b)

by bank wire transfer to be received no later than 12:00 p.m. (Noon) on January 30, 2012, in the amount of $8,168.64 made payable to "Garrison, Levin-Epstein, Chimes, Richardson & Fitzgerald, P.C, Trustee for John B. Nano" and in the amount of $16,831.36 made payable to "Garrison, Levin-Epstein, Chimes, Richardson & Fitzgerald, P.C." (Taxpayer ID [Confidential Information Omitted]*).

2.

Except for CTT's payment obligation hereunder, John B. Nano hereby releases, acquits, and forever discharges CTT and its current and former officers, directors, employees, attorneys, agents, parent companies, subsidiaries (direct or indirect), and affiliates, from any and all past, present or future claims, rights, demands, remedies, actions, causes of action, suits, controversies, debts, agreements, obligations, liabilities, sums of money, bills, costs, fees, charges, expenses, losses and damages of any nature or kind, whether known or unknown, contingent or fixed, whether in contract or in tort, at law or in equity from the beginning of time until the date hereof.

3.

CTT and its current and former officers, directors, employees, attorneys, agents, parent companies, subsidiaries (direct or indirect), and affiliates hereby release, acquit, and forever discharge John B. Nano from any and all past, present or future claims, rights, demands,

________________________________

1 The wire transfer information necessary to wire transfer funds to Garrison, Levin-Epstein, Chimes Richardson & Fitzgerald, P.C. are as follows:

Account Name:

[Confidential Information Omitted]*

Account No:

[Confidential Information Omitted]*

Routing No:

[Confidential Information Omitted]*

Bank Name:

[Confidential Information Omitted]*

Bank Address:

[Confidential Information Omitted]*

*Confidential Information on this page marked “[Confidential Information Omitted]*” has been omitted pursuant to a confidential treatment request, and has been submitted separately with the Securities and Exchange Commission.

remedies, actions, causes of action, suits, controversies, debts, agreements, obligations, liabilities, sums of money, bills, costs, fees, charges, expenses, losses and damages of any nature or kind, whether known or unknown, contingent or fixed, whether in contract or in tort, at law or in equity from the beginning of time until the date hereof, provided, however, that this release does not extend to Rustin Howard's claims described in the complaint that he has asserted against John B. Nano in the United States District Court, Northern District of Florida, in an action entitled Howard v. Nano [Civil Action No. 3:11-00366-MCR/CJK].

4.

Nano shall file a withdrawal of the pending Application to Modify Order Pendente Lite after timely receipt of the payments described in paragraph 1, above.

5.

Nano agrees that he will not in any way disparage CTT, or any of its officers, directors and employees, or make or solicit any comments, statements, or the like to anyone that are derogatory or detrimental to the name or business reputation of CTT, its officers, directors and employees. In the event that Nano violates this provision, he acknowledges that CTT has the right to institute an action against him for injunctive relief and damages. In any such action, the prevailing party shall be entitled to recover his or its reasonable attorney's fees and costs incurred in connection with the action. It is understood that the rest of this Agreement and General Release would, nevertheless, remain in full force and effect.

6.

CTT agrees that none of its officers, directors or employees will in any way disparage Nano, or make or solicit any comments, statements, or the like to anyone that are derogatory or detrimental to his name or business reputation. In the event that CTT, or any of its officers, directors or employees violates this provision, CTT acknowledges that Nano has the right to institute an action against it or them for injunctive relief and damages. In any such action, the prevailing party shall be entitled to recover his or its reasonable attorney's fees and costs incurred in connection with the action. It is understood that the rest of this Agreement and General Release would, nevertheless, remain in full force and effect.

7.

This Agreement shall be governed by the laws of the State of Connecticut and may be amended or modified only in writing executed by the parties.

8.

This Agreement sets forth the entire agreement between the parties pertaining to the settlement of the dispute between them. This Agreement may be executed in counterpart, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

/s/ John B. Nano

COMPETITIVE TECHNOLOGIES, INC.

JOHN B. NANO

Dated: 1/24/12

By: \s\ Johnnie D. Johnson, its duly authorized

representative

Title: CEO

Dated: 1/24/12